RISK FACTORS

An investment in Units involves certain risks. In addition to the factors set forth elsewhere in this Prospectus and general investment risks, prospective investors should consider the following risks before making a decision to subscribe for Units.

Risks Relating to Investing in Properties

The ability of the Trust to generate the anticipated tax benefits to investors, to provide investors with a return on their investment and ultimately a return of their invested capital, and to make cash distributions sufficient to fund on a timely basis the tax liabilities of Beneficial Owners with respect to their investment in the Trust will ultimately depend on the successful operation of Properties by the Local Partnerships in which the Trust will be invested. There are numerous risks that the anticipated investments in the Local Partnerships and the Properties will not materialize or prove successful, including the following:

1. *Risks of Real Estate Investment and Prior Performance*

(1a) *General.* The business of investing in real estate is highly competitive and subject to numerous risks. The Trust's investment in Properties will be subject to the risks inherent in the ownership of multi-family residential real estate which are beyond its control, such as fluctuations in occupancy rates and operating expenses and variations in rental schedules. These in turn may be adversely affected by general and local economic conditions, the supply of and demand for government-assisted projects, changes in general or local economic conditions, adverse use of adjacent or neighboring real estate, zoning laws, over-supply of available apartment units, reduced employment in areas of Trust investments, reduced costs of operating competing properties, increasing real property tax rates and environmental compliance requirements. Since certain costs of real estate ownership (principally debt service, real estate taxes and insurance) do not generally decrease with decreases in occupancy rates, the cost of operating a Property may exceed its income. Certain market rate apartment complexes acquired by Affiliates of the Manager, but generally not Low Income Housing Properties (properties qualifying for Housing Tax Credits under Section 42 of the Code or, for properties placed in service prior to January 1, 1987, 100% of the apartment units in all buildings of the property are eligible for the treatment set forth in clause (ii) of Section 1250(a)(1)(B) of the Code), have been adversely affected by the national real estate recession which has prevented rent increases or in some instances forced rent decreases and has also increased vacancies.

(1b) *Prior Performance.* While none of the approximately 170 Low Income Housing Properties acquired by programs sponsored by Affiliates of the Manager since 1979 has ever been out of compliance with the Code or suffered recapture, and only a very small number have been adversely affected by the factors that have caused the national real estate recession (which have resulted in financial difficulties at approximately eight predominantly market rate properties acquired by other programs sponsored by Affiliates of the Manager), there is no assurance that such factors will not in the future increase the risk of non-compliance, Tax Credit recapture or loss of Tax Credits of Low Income Housing Properties. Those factors that have caused the national real estate recession include overbuilding of market rate apartments in many areas of the country and the inability of tenants to afford to pay market rate rents due to soft economic conditions. The overbuilding of market rate units has contributed to an increased supply of apartment units while the national economic recession has contributed to a lower demand. The resulting supply/demand imbalance has made it difficult for market rate apartment owners to increase or even maintain rents while operating expenses have increased. Among the major contributing factors to increased expenses have been the higher marketing expenses and costs of apartment turnover.

(1c) *Risks Particular to Development-Stage Complexes.* The Trust intends to invest in certain Local Partnerships owning Properties that are in a development or construction phase. See "Investment Objectives and Policies—Acquisition of Development-Stage Complexes." In general, the purchase of Properties under construction involves more risk than the purchase of completed Properties, including risk that construction will not be completed within budget or as scheduled and other unpredictable contingencies beyond the control of the Trust. Construction cost overruns and delays can result in the deferral of rental income with the result that debt service payment or operating liability payment schedules are not met. If construction cost excesses or time delays are of a sufficient magnitude, construction or permanent financing lenders can exercise their rights to halt completion of a building or to foreclose. No assurance can be given that delays in the initial rent-up of the Development-Stage Complexes will not arise.

(1d) *Risks Particular to Low-Income Housing.* Low-income housing of the type in which the Trust intends to invest may be located in neighborhoods in which properties tend to require more frequent and costly maintenance due to vandalism, tenant neglect and similar causes. The costs of continuing remedial maintenance, which may be mandated by government entities with supervisory authority over the Properties, could cause operation of a Property to become uneconomical.

(1e) *Uninsurable Losses.* The Local Partnerships will be required to arrange for customary, comprehensive insurance, including liability, loss of rents, fire and extended coverage. The cost of liability and casualty insurance has substantially increased in recent years

and certain types of insurance have become more difficult to obtain, especially for low-income housing projects and projects in inner-city areas. Moreover, there are certain types of losses (generally of a catastrophic nature) which are either uninsurable or not economically insurable. For example, an existing program of an Affiliate of the Manager that invested in a Low Income Housing Property located in Homestead, Florida, which was severely damaged by Hurricane Andrew in 1992, is dependent on insurance proceeds to finance its rebuilding and may face difficulty or greater expense in obtaining insurance for the rebuilt facility. See "Prior Performance Summary—The Richman Group and Its Affiliates" and "—Prior Performance of Certain Properties." Should a casualty occur for which a Property is not insured, the Trust could lose its invested capital, anticipated profits and tax benefits with respect to that Property, including recapture of previously claimed Housing Tax Credits.

(1f) *Environmental Matters.* Under various federal, state and local laws, ordinances and regulations, an owner or operator of real property may become liable for the costs of removal or remediation of certain hazardous substances released on or in its property. Such laws often impose such liability without regard to whether the owner or operator knew of, or was responsible for, the release of such hazardous substances. If any such substances were found in or on any Property invested in by the Trust, the respective Local Partnership could be exposed to liability or be required to incur substantial remediation costs. The presence of such substances or the failure to undertake proper remediation may adversely affect the ability to finance, refinance or dispose of such Property. The Manager will generally require that Properties in which the Trust invests have been subject to a Phase I environmental audit, which involves record review, visual site assessment and personnel interviews, but does not involve invasive procedures such as soil sampling or ground water analysis. There can be no assurance, however, that these audits will reveal all potential liabilities or that future uses or conditions or changes in applicable environmental laws and regulations will not result in the creation of environmental liabilities with respect to a Property. On certain projects which have less than a one million dollar capital investment by the Trust, such as FmHA Apartment Complexes, a Phase I environmental audit will not be undertaken.

2. *Financial Risks*

(2a) *Risks Associated with High Leverage.* The Trust expects that between 50% and 90% of the purchase price of each Property in which the Trust invests will be financed with mortgage debt, including, in the case of certain Existing Complexes, purchase money financing. See "Investment Objectives and Policies—Mortgage Financing of Properties." While the use of leverage increases the amount of funds available for investment and the aggregate amount of depreciation and Tax Credits available to the Trust, it also increases the risk of loss. As a result of the use of leverage, a relatively slight decrease in revenues of a Property may materially and adversely affect the economic operation of the Property. For example, Jefferson Village, a Low Income Housing Property acquired in 1985 by a program sponsored by an Affiliate of the Manager, was recently required to refinance its outstanding debt to lower the interest rate from 10.75% to 7.0% because it could not continue to support that debt at the higher cost. See "Prior Performance Summary—The Richman Group and Its Affiliates" and "—Prior Performance of Certain Properties."

In connection with the acquisition of a Local Partnership Interest, the Manager will evaluate the financing of a Property, the funds likely to be required to service its debt and any eventual refinancing, the existing revenue levels generated by such Property and the revenue levels expected to be generated in the future. There can be no assurance, however, that the Property will meet its debt service requirements, or that the Local Partnership will be able to refinance such debt when and if necessary. Should the Local Partnership's revenues and reserves, if any, be insufficient to service any of its debt, the Local Partnership will be required to seek additional funds or suffer foreclosure. There can be no assurance that additional funds will be available to any Local Partnership, nor that, if a Property is sold, the proceeds of the sale will be sufficient to pay the balance due on the mortgage loan or other outstanding indebtedness to which a Property is subject. Foreclosure on any Property could result in tax liability to the Beneficial Owners, without distribution of any cash proceeds to pay such liability. See "Federal Income Tax Considerations—Sale or Exchange and Foreclosure." Foreclosure of a mortgaged property during the initial 15-year Compliance Period could also result in the loss of any future Housing Tax Credits and a recapture of a portion of previously allowed Housing Tax Credits.

(2b) *Risks Associated with the Financial Assurances of the Local General Partners or Guarantors.* It is anticipated that Properties may experience operating deficits for a period of time after the acquisition of the respective Local Partnership Interests by the Trust or the completion of construction or rehabilitation of such Properties. In negotiating each investment, the Manager generally expects to obtain a commitment by the Local General Partners or other guarantors to provide loans to fund such operating deficits. In connection with the acquisition of interests in Local Partnerships owning Development-Stage Complexes, the Manager will obtain completion guarantees, performance bonds or other suitable security to mitigate risks of cost over-runs and the failure to complete construction on a timely basis. Also, the Manager expects to enter into agreements with the Local General Partners of Development-Stage Complexes pursuant to which the Local General Partners would be required to repurchase the Trust's Local Partnership Interests or to adjust their purchase price under certain circumstances. See "Investment Objectives and Policies—Acquisition of Development-Stage Complexes." There can be no assurance that any such arrangements will be adequate to protect the economic interests of the Trust. Moreover, no

escrow accounts or other security undertaking will be established to support these arrangements, and there can be no assurance that the Local General Partners or other guarantors will have sufficient funds to meet their obligations under such arrangements. For example, the Dixon Mills property (predominately market rate apartments) and the Creative Ventures property (a Low Income Housing Property), in which programs sponsored by Affiliates of the Manager invested, were forced to use partnership assets to cure mortgage defaults because the local general partners were unable to satisfy their operating deficit guarantees. See "Prior Performance Summary—The Richman Group and Its Affiliates" and "—Prior Performance of Certain Properties." The risk could be compounded in the event that a particular Local General Partner is associated with more than one Property or Local Partnership in which a Series purchases an interest. The remedies of the Trust may be limited in certain cases to removing the Local General Partners as general partners of the affected Local Partnerships. Moreover, there may be significant costs and delays in exercising such remedy.

3. *Investment Risks Related to Government-Assisted Properties*

Each Series will invest principally in government-assisted or government-insured Properties. Government policies and regulations with respect to such Properties may create additional risks, including the following:

(3a) *Requirements for Government Approval of Acquisitions, Dispositions and Refinancing.* Regulations of the U.S. Department of Housing and Urban Development ("HUD") and other applicable government policies or regulations will require in most cases prior regulatory approval for the acquisition of interests in the Local Partnerships and of the transfer of a Property by the prior owner to a newly-organized Local Partnership. There can be no assurance that any necessary governmental approvals will be received, that such approvals will be received in a timely manner or that conditions will not be imposed for such approvals. The same regulations could impair or delay the ability of the Trust to sell its interests in Local Partnerships or the ability of Local Partnerships to sell their Properties or refinance their mortgage loans. Due to such restrictions, there can be no assurance that the Local Partnerships will be able to sell or refinance the Properties when it is in the economic interest of the Trust and the Beneficial Owners to do so. The net proceeds receivable in respect of any such sale or refinancing could also be decreased.

As a condition to certain acquisitions of Existing Complexes (see "Investment Objectives and Policies—Acquisition of Existing Complexes"), HUD will likely require Local Partnerships to dedicate resources to correct deficiencies in the physical condition of the Properties. Correction of such deficiencies may require expenditures of significant amounts of funds, effectively increasing the cost of the Trust's acquisition of the respective Local Partnership Interests. Similar requirements may be imposed by state lending agencies or other governmental entities.

In addition, regulations relating to Properties receiving some form of HUD assistance require that HUD approve the sale or transfer of more than 50% of the interests in the Local Partnerships owning such Properties. These regulations could impair the ability of the Trust to sell all or a major part of its interest in a Local Partnership. Similar restrictions are imposed by the Farmers Home Administration ("FmHA") and may be imposed by state housing finance agencies or other governmental entities. See "Government Assistance Programs."

(3b) *Limitations on Distributions.* Applicable HUD or other government agency regulations will, in most cases, restrict or eliminate the ability of a Local Partnership to make distributions to the Trust of Operating Cash Flow. During the initial years of operation, it is not expected that any of the Local Partnerships in which a Series invests will generate sufficient cash flow to permit distribution of Cash Flow to the Beneficial Owners of that Series.

(3c) *Restrictions on Tenants.* Governmental regulations with regard to the eligibility of tenants for the Properties receiving government assistance may make it more difficult to rent the apartments in the Properties.

(3d) *Difficulties in Obtaining Rent Increases.* In many cases, rents in Properties benefitting from government assistance will only be capable of increase with the prior approval of the applicable governmental agency. Such increases will generally be approved only on the basis of a Property's increased operating expenses, and rents may not exceed the fair market rents that tenants not receiving any assistance would be willing to pay for comparable apartments. In addition, any permitted increase in rent will be limited by the qualification criteria for the Housing Tax Credit. There can be no assurance that any permitted rent increases will be sufficient in time or in amount to offset any increased operating expenses of such Property. For example, the refinancing of Jefferson Village's debt described under "—Financial Risks—Risks Associated with High Leverage" above, was required by HUD's repeated rejections of rent increases required in order to achieve breakeven or better operations of that property. If rent restrictions cause cash flow from a Property to be insufficient to meet debt service obligations, foreclosure of the Property's mortgage could result.

(3e) *Limitations on HUD Section 8 Assistance Payments.* Tenants in Properties eligible for Housing Tax Credits that were placed in service prior to 1990 may receive housing assistance payments under the HUD Section 8 Program. There is statutory and regulatory

authority for increasing the Section 8 housing assistance payments pursuant to annual adjustment factors. However, there can be no assurance that HUD will approve such increases or that the amount will be sufficient to cover increases in operating expenses. Moreover, HUD has only limited budget authority to fund such increases in Section 8 housing assistance payments.

In many cases, Section 8 assistance contracts in respect of a Property may expire during the term of the first mortgage loan encumbering the Property, and there can be no assurance that such contracts will be renewed. If Section 8 payments lapsed or were withdrawn from a Property in which the Trust has invested, the Local General Partner for that Property might be faced with the alternative of increasing rents to levels in excess of the maximum qualifying rents for Housing Tax Credit purposes or suffering a foreclosure upon the Property because of insufficient rental revenue.

For a more detailed discussion of this and other government assistance programs, see "Government Assistance Programs."

4. *Competition for Low-Income Housing Investments*

The Trust will be competing for investments in low-income housing with other entities engaged in similar investment activities, including other entities that are Affiliates of the Manager. See "Conflicts of Interest." Accordingly, there can be no assurance that the Trust will be successful in obtaining suitable investments consistent with the investment objectives of the Trust.

Tax Risks

The Trust and the Local Partnerships have been or will be structured and are expected to conduct their affairs so that the Beneficial Owners may realize the federal income tax benefits expected to be generated by investment in the Trust. In particular, the Trust expects that each of its Series will be treated as a partnership for federal income tax purposes. However, the realization of the anticipated tax benefits by Beneficial Owners is subject to certain risks, including the following:

5. *Tax Laws*

Change in Law. As a result of legislation enacted in the last several years, there have been a number of substantive changes to the Housing Tax Credit provisions of the Code which have not yet been the subject of administrative pronouncement or guidance. In addition, legislation and regulations affecting the taxation of partnerships generally, and the entitlement to Housing Tax Credits in particular, may be enacted in the future affecting materially the tax benefits anticipated to accrue to the Beneficial Owners. Any such future legislation or regulations may affect the anticipated tax treatment of the Trust or the anticipated benefits of an investment in the Trust. EACH INVESTOR SHOULD CONSULT HIS PERSONAL TAX ADVISOR ABOUT THE EFFECT OF ANY CHANGES IN THE TAX LAW AFTER THE DATE OF THIS PROSPECTUS.

6. *Reduction and Recapture of Tax Credits*

(6a) *Housing Tax Credits.* The amount of Housing Tax Credits available for allocation to Beneficial Owners may be materially reduced or deferred if (i) a Property fails to receive an allocation of Housing Tax Credits or to meet initially the applicable income and rent restrictions, (ii) the IRS successfully challenges the inclusion of certain fees, including acquisition and development fees, in the eligible basis of the Property, or (iii) the IRS successfully contends that no transfer of a Local Partnership Interest to a Series, or of a Property to a Local Partnership, has occurred until governmental approval, if any, required for such transfer was obtained. See "Federal Income Tax Considerations—Ownership of Property" and "Housing Tax Credits." Also, a portion of previously generated Housing Tax Credits could be recaptured and future Housing Tax Credits lost if a Property subject to a casualty loss is not restored by reconstruction or replacement within a reasonable period of time. In addition, Housing Tax Credits are not available for existing Properties acquired from a related party. Before acquiring any Property or Local Partnership Interest, the Trust will obtain an opinion of counsel with nationally recognized standing in tax matters ("Local Counsel") that Housing Tax Credits will not be unavailable because of a related party acquisition. See "Housing Tax Credits."

If a Property fails to satisfy the applicable income and rent restrictions at any time during the initial 15-year Compliance Period, there would be recapture of a portion of Housing Tax Credits allowed in prior years, and loss of credits for the year of such failure and future years. In addition, if a Series disposes of its interest in a Local Partnership during the initial 15-year Compliance Period, or a Local Partnership disposes of all or a portion of its Property during such period, future Housing Tax Credits, if any, could be lost, and there could be recapture of a portion of previously-allowed Housing Tax Credits. See "Housing Tax Credits—Recapture of Housing Tax Credits."

Prior to acquiring any Local Partnership Interest, the Trust will obtain an opinion of Local Counsel that, based on certain assumptions, Beneficial Owners will be entitled to the tax benefits from the Property owned by such Local Partnership. See "Federal Income Tax Considerations—Opinions to be Rendered."

(6b) *Rehabilitation Credits.* Rehabilitation Credits claimed by a Beneficial Owner will be recaptured if, within five years from the date the Property generating the Rehabilitation Credit was placed in service, (i) a Local Partnership disposes of the Property (including condemnation or destruction from casualty), (ii) the relevant Series disposes of its interests in a Local Partnership that owns the Property, or (iii) the Beneficial Owner disposes of his entire interest in the relevant Series. In addition, if the Beneficial Owner's interest in the profits of the Series is reduced to less than 66⅔% of his initial profits interest at the time the Property was placed in service, the reduction will be treated as a proportional disposition of the Property and will trigger partial recapture of the Rehabilitation Credit.

7. *Limitations on Trust Credits and Deductions*

(7a) *Passive Activity Losses and Credits.* Generally, Trust Losses and credits allocated to Beneficial Owners who are individuals, trusts, estates or personal service corporations will be "passive activity" losses and credits. Notwithstanding their classification as passive activity credits, Housing Tax Credits and Rehabilitation Credits, subject to certain income limitations, may be utilized by such Beneficial Owners to offset taxes on up to $25,000 of active or portfolio income. Tax Credits and losses generated by the Trust that exceed this limitation will be deductible by such Beneficial Owners only against tax on net passive income or against their income from other passive activities. The Omnibus Budget Reconciliation Act of 1993 (the "1993 Act") provides that, for tax years beginning after 1993, an individual's rental real estate activities are not subject to the passive activity loss rules if the individual satisfies certain participation requirements. It is not clear how this provision will apply to Beneficial Owners who are real estate professionals. See "Individual Investment Considerations," "Housing Tax Credits—Utilization of Housing Tax Credits," and "Federal Income Tax Considerations—Taxation of the Beneficial Owners—Limitations on Deduction of Trust Losses" and "—Passive Activity Limitation."

(7b) *"At Risk" Limitations.* The amount of losses and credits that may be utilized each year by a Beneficial Owner who is an individual or a closely-held corporation is limited to such Beneficial Owner's "at risk" amount at the end of the Trust's taxable year. For Housing Tax Credit purposes, the "at risk" amount does not include any nonqualified nonrecourse financing incurred in respect of low income housing. With respect to other losses and credits, the amount for which a Beneficial Owner will initially be considered "at risk" will include the sum of (i) such Beneficial Owner's capital contribution and (ii) his share of "qualified nonrecourse financing." Prior to any acquisition of a Local Partnership Interest, the Manager expects to receive an opinion of Local Counsel that substantially all financing encumbering the Property (excluding seller financing) constitutes qualified nonrecourse financing for purposes of the "at risk" limitation. See "Federal Income Tax Considerations—Taxation of Beneficial Owners—Limitations on Utilization of Trust Losses and Credits," "—Adjusted Tax Basis in Units," "—Limitation to Amount 'at Risk'" and "Housing Tax Credits—Utilization of the Housing Tax Credit."

(7c) *Applicability of Alternative Minimum Tax.* Housing Tax Credits may not be used to reduce the alternative minimum tax. A portion of losses from the Trust could constitute a preference item for alternative minimum tax purposes. See "Federal Income Tax Considerations—Alternative Minimum Tax."

(7d) *Activities Not Engaged in for Profit.* Generally, deductions, losses or credits attributable to "activities not engaged in for profit" are allowed only to the extent of gross income derived from such activities. Treasury regulations under Section 42 of the Code generally exempt from this rule losses, deductions and credits attributable to activities such as those to be engaged in by the Trust. The regulations were recently issued and their scope is not clear. However, based on representations of the Manager, Kramer, Levin, Naftalis, Nessen, Kamin & Frankel, counsel to the Trust ("Trust Counsel") is of the opinion that the "not-for-profit" limitation will not apply to the Trust. See "Federal Income Tax Considerations—Activities Not Engaged in for Profit."

8. *Unfavorable Changes in Allocation and Disallowance of Deductions*

(8a) *Allocation of Losses, Depreciation and Credits.* The Trust Agreement generally allocates 99% of each Series' Losses, Depreciation and Tax Credits to the Beneficial Owners. The IRS may seek to reallocate these items in a manner less favorable to the Beneficial Owners than that provided for in the Trust Agreement. If such reallocation were sustained, a Beneficial Owner's share of income, gains, losses, deductions and credits could be materially and adversely affected, and there could be mismatching of portfolio income and passive losses for certain investors. Trust Counsel will render its opinion that, if the matter were litigated, the allocations of Tax Credits and other Trust items contained in the Trust Agreement should be materially respected for federal income tax purposes. See "Federal Income Tax Considerations—Allocation of Trust Income and Losses for Tax Purposes."

(8b) *Disallowance of Deductions of Fees.* Each Series and the Local Partnerships will deduct or amortize certain fees and expenses payable to the Manager, its Affiliates, the Local General Partners or other persons. The IRS could challenge the deduction of some or all of such fees and expenses. As a result, tax losses allocated to Beneficial Owners may be reduced. See "Federal Income Tax Considerations—Trust Syndication and Organizational Expenditures" and "—Compensation."

(8c) *Depreciation and Interest Deductions.* The IRS could challenge the amount or timing of Depreciation deductions claimed by the Local Partnerships with respect to the Properties. The IRS could also disallow deductions for interest paid by a Local Partnership

or a Series. If sustained, the disallowance could reduce or defer Depreciation and interest deductions or Tax Credits. See "Federal Income Tax Considerations—Depreciation" and "—Purchase Money Notes."

9. *Classification of the Series and Local Partnerships as Corporations for Federal Income Tax Purposes*

The expected tax benefits of an investment in the Trust will be realized only if (i) the Series and the Local Partnerships are treated for federal income tax purposes as partnerships and not as associations taxable as corporations, and (ii) the interests of the Beneficial Owners in the Series and the Local Partnership Interests are treated as partnership interests for federal income tax purposes. Trust Counsel will render an opinion that each Series will be treated as a partnership, and the Beneficial Owners will be treated as partners for federal income tax purposes, and Local Counsel will render a similar opinion with respect to the Local Partnerships. If a Series or a Local Partnership were treated as a corporation rather than a partnership, then, among other things, losses, deductions and credits of that Series or the Local Partnership would not be passed through to the Beneficial Owners, that Series or Local Partnership would be subject to tax on its income, and any distributions by the Series to the Beneficial Owners would constitute dividends, generally taxable as ordinary income. Similarly, if the interests of the Beneficial Owners or the Local Partnership Interests were not treated as partnership interests, deductions and credits of the Series or the Local Partnerships would not pass through to the Beneficial Owners. See "Federal Income Tax Considerations—Classification of the Series, Local Partnerships and Beneficial Owners."

10. *IRS Challenge of Tax Positions*

The Trust and the Local Partnerships have not requested and will not request any rulings from the IRS regarding the tax consequences of their activities. Accordingly, the tax consequences of investing in the Trust are uncertain. Trust Counsel will provide its legal opinion that, based on certain assumptions, the material tax benefits in the aggregate (a significant majority) expected to be derived from an investment in the Trust on a Series-by-Series basis will be realized by qualified investors. In the case of each Local Partnership Interest to be acquired by a Series, the Manager will obtain an opinion of Local Counsel with respect to certain material tax issues relating to such Local Partnership. No opinion will be rendered on any tax issues that are inherently factual in nature or depend upon facts that are not presently ascertainable. The opinions of Trust Counsel and Local Counsel are not binding on the IRS or any court and are based upon existing judicial and administrative interpretations which are subject to change. Therefore, the IRS may challenge the Trust's tax positions, including the positions on which counsel has opined. If successful, such challenges could have a material adverse effect on the tax benefits anticipated to be obtained from investment in the Trust. See "Federal Income Tax Considerations."

11. *Tax Liability in Excess of Cash Received by Beneficial Owners*

(11a) *Taxable Gain on Disposition of Properties or Local Partnership Interests.* The Trust may realize a taxable gain upon the sale or other disposition of a Local Partnership Interest or upon the disposition of a Property by a Local Partnership. If there is such a gain, it will generally be equal to the excess of prior losses and distributions from the Local Partnership over the Trust's investment in the Local Partnership. The Trust will be required to allocate such gain to the Beneficial Owners regardless of whether it receives or distributes any cash proceeds to the Beneficial Owners. To the extent such allocated gain exceeds a Beneficial Owner's tax basis in his Units, the Beneficial Owner will incur tax liability on a disposition of Local Partnership Interests or Properties (including involuntary foreclosure). If the tax liability exceeds the amount of cash, if any, received by the Beneficial Owner upon such disposition, and there are no unutilized passive activity losses or credits to reduce the tax, such Beneficial Owner will incur an out-of-pocket tax expense. See "Federal Income Tax Considerations—Sale or Exchange and Foreclosure."

(11b) *Taxable Gain on Disposition of Units.* Upon the sale or other disposition of Units, an investor will recognize taxable income to the extent that the cash received, together with his allocable share for tax purposes of the nonrecourse mortgage indebtedness of the Series in which he participates, exceeds his tax basis in the Units. In the event that such taxable income or the tax thereon cannot be offset with unutilized passive losses or credits, and the Beneficial Owner does not receive cash on disposition sufficient to pay the tax liability, the Beneficial Owner will incur an out-of-pocket tax expense. See "Federal Income Tax Considerations—Gain or Loss on Sale of Interests."

(11c) *Other Income.* The Trust may realize taxable income in later years as a result of its operations. A Beneficial Owner's tax liability on his share of taxable income may exceed the amount of cash, if any, distributed to him by the Trust, resulting in an out-of-pocket cost to the Beneficial Owner. See "Federal Income Tax Considerations—Taxation of the Beneficial Owners."

(11d) *Tax on Portfolio Income.* The Trust will invest the Net Proceeds of the Offering pending their application to the purchase of Local Partnership Interests, funds set aside for Reserves and other cash held by the Trust in Permitted Interim Investments. The portfolio income received by the Trust on these cash investments will be taxable to Beneficial Owners based upon their respective

distributive shares, although generally no cash will be distributed to the Beneficial Owners in respect of such income. To reduce the amount of portfolio income that would otherwise be earned by the Trust and allocated to Beneficial Owners and for which there would be no cash distributions, and to account for a delayed release of the second portion of the purchase price to the Trust, the Trust Agreement provides that $20 of interest will be paid by the Beneficial Owners to the Trust, the portfolio income effect of which should be offset by the corresponding deductions under the "self-charged interest" rules. In addition, $500 per Unit will be invested by the Escrow Agent and the interest earned on the escrowed funds will be distributed by the Escrow Agent to the Beneficial Owners on the Second Funding Date. Although the interest earned on the escrowed funds will be portfolio income, the Beneficial Owners will receive a corresponding cash distribution. Except with respect to the cash invested in the escrow fund, the portfolio interest allocable to the Beneficial Owners will not be offset by cash distributions from the Trust. See "Federal Income Tax Considerations—Taxation of Beneficial Owners."

12. *Other Tax Risks*

(12a) *Audit Risks.* Each Series and the Local Partnerships must file annual federal information tax returns and may also be required to file state or local tax returns. Any return filed by a Series or the Local Partnerships may be audited, possibly resulting in adjustments. Adjustments to any of those returns could result in adjustments to or audit of a Beneficial Owner's own tax return, with the imposition of additional tax, interest and, possibly, penalties relating to Trust as well as non-Trust items. The IRS has recently expanded substantially its examination of partnership tax returns, particularly returns of tax shelter partnerships showing losses of over $25,000.

(12b) *Risk of Significant Change in Beneficial Owner Taxable Income.* With the exception of certain corporate Beneficial Owners, a change in a Beneficial Owner's personal situation which, (a) in the case of Housing Tax Credits, reduces his taxable income, or (b) in the case of Rehabilitation Credits only, increases his adjusted gross income above $200,000 in a particular year (unless he has substantial net passive income), will substantially reduce, defer or eliminate entirely the benefits to him of the Tax Credits allocated by the Trust.

For a more detailed discussion of these and other tax issues, see "Housing Tax Credits" and "Federal Income Tax Considerations." EACH PROSPECTIVE INVESTOR IS URGED TO CONSULT HIS TAX ADVISOR WITH SPECIFIC REFERENCE TO HIS OWN TAX SITUATION, AS WELL AS THE APPLICABILITY OF STATE AND LOCAL TAX LAWS.

Structural Investment Risks

The structure, manner and timing of the Trust's operations and investment activities may create additional risks for potential investors, including the following:

13. *Return of Capital*

There can be no assurance that investors will obtain a cash return of or on their Capital Contributions. See "Investment Objectives and Policies—Investment Objectives." Accordingly, if an investor does not receive any cash distributions from Cash Flow and/or Sale or Refinancing Proceeds, Tax Credits and any tax benefit from the use of passive losses would represent the only return of such investor's Capital Contribution and the only return on such investor's investment in the Trust.

14. *Lack of Investment Liquidity and Long Term Nature of Investment in the Trust*

Prospective investors should be fully aware of the long-term nature of their investment in the Trust and should be prepared to bear the economic risk of their investment for an indefinite period of time. There is no trading market for the Units, and no such market is expected to develop in the future. Units may be transferred only if certain requirements are satisfied, including requirements that such transfer would not impair any Series' status as a partnership for federal income tax purposes and would not be in violation of federal or state securities laws. Unless otherwise specified in a Prospectus supplement distributed in respect of the offering of a Series, the transferability of Units will be restricted to avoid such Series being classified as a publicly traded partnership under the Code. See "Individual Investment Considerations—No Need for Liquidity" and "Transferability of Units."

15. *Reliance on Local General Partners*

Low- and moderate-income housing requires management to be particularly responsive to tenants' social and economic needs and may require special attention to the protection of the physical property. The success of any Series will, to a large extent, depend on the quality of the management by Local General Partners who will have the authority to make decisions relating to the day-to-day operation of the Properties of that Series. It is contemplated that the Properties in which the Trust invests generally will not be managed by the Manager or its Affiliates. Accordingly, management responsibility will be vested in unaffiliated persons over whom the Manager exercises

little or no control, other than by removal, which may be time consuming or impractical. Other programs managed by Affiliates of the Manager have removed or sought to remove local general partners. See, for example, the descriptions of the Emerald Hills/Erins Isles partnerships, the Vista Del Mar and Santa Juanita properties and the Creative Ventures property, all of which are Low Income Housing Properties, set forth in "Prior Performance Summary—The Richman Group and Its Affiliates" and "—Prior Performance of Certain Properties." Among the grounds on which removal was sought in those instances was the failure of the local general partners to accurately and timely provide material financial information.

A Local General Partner may also, either directly or through Affiliates, be engaged in the management of multi-family residential complexes which are competitive with the Properties. See "Conflicts of Interest—Other Activities."

16. *Unspecified Investments*

Except for certain information in respect of Properties of a Series identified in a supplement to this Prospectus distributed prior to the time a subscriber invests in a Series, investors will be unable to evaluate in advance the Series' investments including (i) the terms of the acquisitions of Properties or Local Partnership Interests; (ii) the terms of the Local Partnership Agreements; (iii) the identity or experience of any Local General Partners; (iv) the type or location of the Properties; or (v) other relevant economic and financial data affecting the Properties or the Local Partnerships. Also, specified investments may not materialize or their terms and descriptions may change. Generally, therefore, investors must rely solely on the decisions of the Manager with respect to future investment and management of the proceeds of the Offering.

17. *Risks of Lack of Diversification*

(17a) *Numerical Diversification.* The ability of any Series to diversify the portfolio of Local Partnership Interests in which it is invested will be dependent upon the number of Units sold in that Series. To the extent that a small number of Units in a Series is sold, and especially if only the minimum number of Units in a Series is sold, the Series will invest in fewer Local Partnerships, and the risks associated with the purchase of Units in that Series will increase.

While the Trust intends to cause each Series to invest in a number of Local Partnerships, opportunities may arise to invest in one or more Local Partnerships owning larger Properties, and, to the extent that the amount of the Trust's proceeds available for investment is so allocated in any Series, the Series will be less able to obtain diversification of its investments. Under these circumstances, any single Property experiencing poor operating performance or impairment of value would have an increased impact on the Series as a whole.

(17b) *Geographic Diversification.* Because Properties eligible for Housing Tax Credits are concentrated in certain geographic areas, there may be a lack of diversity in terms of the geographic locations in which Properties are located.

18. *Issuance of Units in Series*

(18a) *Trust Liabilities.* Although the investments of each Series will be accounted for separately and those persons dealing contractually with any Series will be required by contract to respect the separateness of the Series, it is possible that each Series would not stand on its own with respect to outside creditors and that, under certain circumstances, such creditors would be able to reach all of the assets of the Trust, notwithstanding that the matter affecting the creditor related only to a particular Series. It is the intention of the Trust to require, to the extent a Series may be obligated with respect to the debts of another Series, that creditors of a Series be required to look to the Manager for payment before having recourse to any other Series. In addition, the Trust Agreement will require the various Series to reimburse each other to the extent that claims or expenses relating to a particular Series are borne by another Series. There can be no assurance, however, that the order of recovery prescribed by the Trust Agreement will be respected, nor can there be any assurance that, if the Manager or a Series is obligated to reimburse another Series for claims or expenses, it will be financially able to do so. There is a risk, therefore, that the Beneficial Owners in a particular Series will be affected by the performance of Properties in all or some of the other Series and that they may, as a result, earn lower returns on their investments than would otherwise be the case.

(18b) *Performance.* Units will be issued in Series, and each Series will invest in a separate pool of Local Partnership Interests. The Trust Agreement provides that each Series will be treated, for purposes of allocation of Housing Tax Credits, Profits, Losses, operating expenses, distributions of cash flow and distributions of Sale or Refinancing Proceeds, as though it were a separate entity. See "Offering and Sale of Units—Issuance of Units in Series." Accordingly, it is likely that the performance of the Trust's investments and the tax and other benefits realized by investors will differ among the Series.

(18c) *Conflicts.* If more than one Series of the Trust has funds available at the same time for investment, conflicts may arise as to which Series should invest in a particular Local Partnership. See "Conflicts of Interest." In some cases, different Series may invest jointly

in a Local Partnership. See "Offering and Sale of Units—Issuance of Units in Series." Such a joint investment may involve the risk that the sale, refinancing or other activity in respect of the Property may be in the interest of one but not all of the jointly invested Series.

19. *Joint Venture Risks*

As noted, different Series may invest jointly in a Local Partnership. In these situations, there is a potential risk of impasse on joint venture decisions, since each of the joint venturers will be investing on substantially the same terms and conditions, and none will have the power to control the joint venture. In addition, although each of the joint venturers will have the right of first refusal to buy if another wishes to sell, there is the potential risk that a Series will not have the resources to exercise such right.

Other Risks

20. *Trust-Related Risks*

(20a) *Substantial Fees to the Manager.* The Manager will receive substantial fees, regardless of whether the Beneficial Owners realize a return of their investment or receive distributions or other anticipated benefits from the Trust. For example, in the offering stage of any Series, the Manager and its Affiliates may receive up to 4% of Gross Proceeds and in the acquisition stage up to an additional 7% of Gross Proceeds. In a Series' operational stage, the Manager or its Affiliates will receive an amount annually equal to 0.5% of Invested Assets and, if Affiliates of the Manager are the managers of Properties in which the Series is invested, Property Management Fees equal to approximately 5% of the annual gross revenues of such Properties. Actual amounts that may be received cannot be estimated at this time. See "Compensation and Fees to the Manager and Affiliates."

(20b) *Reliance on Management; Lack of Control.* All decisions concerning the management of the Trust, including selection of the Properties in which the Trust will invest, will be made by the Manager. Beneficial Owners have no right or power to take part in the management of the Trust or any Series, although they do have the power to remove the Manager and to elect a successor Manager. See "Summary of the Trust Agreement." Accordingly, no person should purchase Units unless he is willing to entrust all aspects of the management of the Trust to the Manager.

(20c) *Conflicting Activities of Trust Management.* The individuals who will conduct the affairs of the Manager, and indirectly those of the Trust, are and will in the future be committed to the management of many other entities that own real estate or apartment complexes and may be engaged in other business activities. Accordingly, such individuals will not be devoting all of their professional time to the management of the Trust, and conflicts may arise between the interests of the Trust and the other entities or business activities in which such individuals are involved.

(20d) *Possible Loss of Limited Liability Status of Beneficial Owners.* Under the Business Trust Act, the limited liability of a beneficial owner is not contingent on the absence of a beneficial owner's power to give direction concerning the management or control of the trust. Accordingly, the so-called "democracy rights" afforded to Beneficial Owners under the Trust Agreement should not affect the limited liability of Beneficial Owners, regardless of whether such rights were to constitute management or control of the Trust under Delaware law. See "Summary of the Trust Agreement—Rights of Beneficial Owners." The principles of law governing the limitation of liability of beneficiaries of a business trust have not been authoritatively established as to business trusts organized under the laws of one jurisdiction but operating or owning property in other jurisdictions. A number of states have adopted legislation containing provisions comparable to the Business Trust Act. Accordingly, in such states, the limitation of liability of Beneficial Owners to the Trust provided by Delaware law should be respected. However, in those jurisdictions which have not adopted similar legislative provisions, since there is no authoritative precedent on this issue, it is possible that a court in such a jurisdiction might hold that the Beneficial Owners are not entitled to the limitation of liability set forth in the Trust Agreement. In some states, the courts have held that the beneficiaries of a business trust are personally liable for the obligations of the trust even though by the terms of the trust they have no control over the conduct of the trustee (although the Manager is aware of only one case, decided in 1938, in which a court found such liability notwithstanding a limitation on the liability of trust beneficiaries under the law of the state of the trust's formation). The Manager is not aware of any case law under which a beneficial owner of a Delaware business trust has been held liable for an obligation of the trust. Moreover, the Trust will not invest directly in Properties, but only as a limited partner of Local Limited Partnerships making such investments; accordingly, to the extent the limitation on liability afforded by the Local Limited Partnerships is respected, the Trust should not be liable for obligations in connection with the ownership and operations of the Properties. Nonetheless, if the limited liability of the Beneficial Owners were successfully challenged, they could incur general liability by virtue of the Trust's ownership of assets and use thereof.

(20e) *Return of Distributions.* Under the Business Trust Act, the liability of a Beneficial Owner is limited to the liability of a stockholder in a private corporation for profit. Under the Delaware General Corporations Law, a stockholder is liable to a corporation for dividends received on, or assets from the sale or redemption of, its stock with knowledge of facts indicating that such dividend, stock purchase or redemption was unlawful. A corporation may not purchase or redeem shares under Delaware law when the capital of the corporation is impaired or when such purchase or redemption would cause impairment of the capital of the corporation. Also, a corporation may not declare a dividend except out of the amount by which net assets exceeds the capital of the corporation or out of the net profits for the fiscal year in which the dividend was declared or the preceding fiscal year. There are, however, no court decisions applying principles of stockholder liability under the Delaware corporate law to the liability of beneficial owners under the Business Trust Act, so that the application of such principles to the Beneficial Owners is uncertain.

The limited partnership statutes of states pursuant to which the Local Partnerships will be formed may contain provisions similar to those contained in the Revised Uniform Limited Partnership Act (the "Uniform Act"). Under the Uniform Act, the liability of a limited partner extends to (i) the capital contribution made or required to be made by him; (ii) his share of any assets and undistributed profits of the partnership; and (iii) for a period of one year from the date of distribution, the amount of any distribution constituting a return of capital made to the limited partner to the extent necessary to discharge the partnership's liabilities to creditors who extended credit to the partnership during the period the contribution was held by the partnership and, for a period of six years from the date or distribution, the amount of any distribution constituting a return of capital made to the limited partner in violation of the relevant partnership agreement or the Uniform Act. These principles would apply to distributions received by the Trust from a Local Partnership and to any funds received pursuant to an obligation of a Local Partnership to repurchase a Local Partnership Interest under certain circumstances. The Trust Agreement provides that if a Series is required, pursuant to applicable provisions of any Local Partnership Agreement or applicable law, to return to any Local Partnership funds previously distributed by such partnership to the Series, which funds have been distributed by the Series, in turn, to the Beneficial Owners, then the Beneficial Owners will be required to return promptly to the Series that portion of such Series distribution (on a *pro rata* basis) as is required by the Series to meet its obligation to return funds to such Local Partnership. To the extent any Beneficial Owner fails to return such distribution to the Series, the Manager may withhold further distributions to such Beneficial Owner as an offset.

(20f) *Delays in Obtaining Financial Data.* A Series' ability to assemble and provide in a timely fashion to the Beneficial Owners its federal income tax information, financial statements and other reports (see "Reports") will depend on the Local General Partners' compliance with the provisions of the respective Local Partnership Agreements. The Local Partnership Agreements will generally contain provisions requiring Local Partnerships to retain accountants of recognized standing and to report tax data and financial information in a timely manner. In the event that any of the Local General Partners fail to comply with such provisions, a Series might be unable to comply with the reporting requirements described in the section captioned "Reports."

(20g) *Limited Financial Obligations and Resources of the Manager.* The Manager is contingently liable for all debts, liabilities and obligations of the Trust. The Manager has been capitalized with nominal cash and a demand note of not less than $2.5 million from an Affiliate. No assurance can be given that contingencies will not arise which will require funding beyond the financed resources of the Manager. The Affiliate providing the demand note to the Manager has delivered similar demand notes to the general partners of certain prior limited partnerships which it has sponsored. There can be no assurance that such Affiliate will have sufficient capital to fund the demand note issued to the Manager if all similar demand notes were called at the same time. See "Management of the Trust."

(20h) *Limitations on Liability of the Manager and Certain Affiliates.* Under the Trust Agreement and the Management Agreement, the Manager is accountable to the Beneficial Owners as a fiduciary and, consequently, is required to exercise good faith and integrity in handling the affairs of the Trust. However, the Trust Agreement provides that the Manager will not be liable to, and it and certain of its Affiliates will be indemnified by, the various Series for acts or omissions performed or omitted in good faith and in a manner reasonably believed to be within the scope of authority granted by the Trust Agreement and in the best interests of that Series. See "Fiduciary Responsibility of the Manager and Affiliates." Therefore, a Beneficial Owner may have more limited right of action against the Manager than would be otherwise available under applicable law.

(20i) *Inactivity of the Trustee.* The Trustee will not participate in the management of the business of the Trust and will generally take no action except as directed by the Manager. Accordingly, investors should not rely on the Trustee for protection of their interests.

(20j) *Recovery on Dissolution and Termination.* In the event of a dissolution or termination of the Trust or a Series, the proceeds realized from the liquidation of assets of a particular Series, if any, will be distributed to the Beneficial Owners of that Series, but only after the satisfaction of claims of creditors. The ability of an investor to recover all or any portion of his investment under such circumstances will depend on the amount of funds so realized and claims to be satisfied therefrom.

21. *Investment Company Act of 1940*

The Investment Company Act of 1940, as amended ("1940 Act"), contains various provisions applicable to registered investment companies, including provisions relating to management and transactions with affiliates, which are inconsistent with the proposed manner of operation of the Trust. The Trust will receive an opinion of counsel that neither it nor any Series comes within the 1940 Act's definition of an "investment company." The Trust may also file for an exemption from the provisions of the 1940 Act, which, pursuant to provisions of the 1940 Act and SEC policy, may be granted to two-tier entities engaged in the business of providing housing for low- and moderate-income persons. If, however, the Trust or any Series were required to register under the 1940 Act, the Trust or such Series and its proposed manner of operation would be materially affected.

INDIVIDUAL INVESTMENT CONSIDERATIONS

No Need for Liquidity. Potential investors in the Trust should be reasonably sure that they will have no need for liquidity from their investment. There is no established market for the Units, and the Trust Agreement has provisions, including the recognition of transfers only once each quarter, to prevent the Series being considered "publicly-traded." If any Series were to be considered a "publicly-traded partnership" by the IRS, the use of passive losses by investors in that Series would be restricted. The Manager may relax the restrictions on transferability with respect to certain Series, if so provided in a Prospectus supplement with respect to such Series, and thereby permit or promote a public trading market for such Series. However, the Manager will have no obligation to do so, and in any event there can be no assurance that a public trading market will develop with respect to any such Series. See "Transferability of Units."

Ability to Use Tax Credits. Potential investors should also be reasonably sure that they will be eligible to use the expected Tax Credits from their investment in the Trust for the next 12 to 13 years. Tax Credits cannot be used to offset the alternative minimum tax and, since the 1993 Act increased the individual alternative minimum tax rate to 26% (for up to $175,000 of alternative minimum taxable income) and to 28% (for alternative minimum taxable income in excess of $175,000) for tax years beginning after December 31, 1992, potential investors should be aware of this limitation. Since Tax Credits represent most of the expected benefits of investment in the Trust, it is not a suitable investment for those whose use of Tax Credits would be severely restricted including Tax-Exempt Entities or Foreign Persons, as such terms are defined in the Trust Agreement by reference to the Code. See "Risk Factors," "Housing Tax Credits," and "Federal Income Tax Considerations." The use of Tax Credits may be considered by investors to adjust payment of or withholding for estimated tax obligations.

For most individual investors, the annual maximum amount of Housing Tax Credits is the tax which would otherwise be due on an individual's top $25,000 of taxable income (which is the tax credit equivalent of a $25,000 deduction). The following chart illustrates for an investor (not subject to the alternative minimum tax) whose top $25,000 of taxable income falls totally within the applicable bracket (a) the maximum annual Housing Tax Credit which the investor may utilize in the aggregate from an investment in the Trust and all other Housing Tax Credit investments against active (wages and salary) and portfolio (interest and dividends) income and (b) the recommended maximum investment in the Trust assuming the investor has no other Housing Tax Credit investments:

Tax Bracket	Maximum Credit	Maximum Investment
15%	$3,750	$23,000
28%	$7,000	$43,000
31%	$7,750	$48,000
36%	$9,000	$56,000
39.6%	$9,900	$61,000

Investors should not assume that the indicated maximum investments will yield the corresponding maximum annual Housing Tax Credits specified in the table, and the actual corresponding annual Housing Tax Credits are likely to be less.

Married individuals filing separately and not living together during the year calculate their maximums on half the deduction, or $12,500. Those married and filing separately but living together at any time during the taxable year are not eligible for the credit in that year.

These limits apply only to Housing Tax Credits utilized against tax on active or portfolio income. They do not apply to utilizing Housing Tax Credits against tax on passive source income, such as rental income from property or income from partnerships that are not "publicly-traded." In addition, passive losses (losses generated by depreciation and operating costs of the Properties which may be passed through to investors in a Series) may reduce passive income from other sources, before calculating taxes against which Housing Tax Credits may then be applied. The general limitations on business tax credits apply to individuals in all cases.